EXHIBIT 99.1


IGAMES ENTERTAINMENT, INC. ANNOUNCES EXTENSION OF SERIES A REDEMPTION RIGHT

KING OF PRUSSIA, PA, May 12, 2004 /PRNewswire/ -- iGames Entertainment Inc. (OTC Bulletin Board: IGME - News) today announced that on May 11, 2004 it agreed with Christopher Wolfington, the holder of a majority of its Series A Preferred Stock, to extend until September 30, 2004 the period of time during which the holders of Series A Preferred Stock have the right, as a result of the termination of iGames' acquisition of Chex Services, Inc., to cause iGames to redeem all of the outstanding shares of Series A Preferred Stock, together with certain warrants, in exchange for all of the stock of iGames' Money Centers of America subsidiary. The extension will permit the board of directors, through a committee of independent directors, to finalize with Mr. Wolfington the terms of a recapitalization of iGames that will preserve value to the holders of iGames' common stock in exchange for termination of the redemption right.

About iGames Entertainment

iGames Entertainment, Inc. provides cash access and financial management systems for the gaming industry, focusing on specialty transactions in the cash access segment of the funds transfer industry through its Money Centers of America, Inc. and Available Money, Inc. subsidiaries. The Company's growth strategy is to develop or acquire innovative gaming products and systems and market these products worldwide. For a complete corporate profile on iGames Entertainment Inc., please visit iGames' corporate website at http://www.igamesentertainment.com /.

Safe Harbor Notice: Certain matters discussed in this news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, statements concerning iGames Entertainment's commencement of a new business plan, the ability to close pending transactions and other risks detailed from time to time in iGames Entertainment's filings with the Securities and Exchange Commission. Actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of iGames Entertainment, Inc.